Exhibit (j)(2)

MONEYPORT® CLIENT AGREEMENT

SHAREHOLDER INFORMATION:

MUFG Union Bank, N.A. (“Bank”) ☐ IS authorized ☒ IS NOT authorized to disclose upon request to companies whose securities are held in the Account established hereunder (a) Client’s and/or Bank’s name and address and (b) holdings in the Account of securities issued by such companies. If Client does not object to such disclosure above, Bank is required by law to provide such information upon request.

This MoneyPort Client Agreement (“Agreement”) covers each of the Client’s affiliated entities listed on Schedule S to this Agreement (each of which shall be separately referred to in this Agreement as “Client”). All Client rights and obligations under this Agreement will be considered the separate and independent undertakings of each entity listed in Schedule S. Each entity shall complete a separate Schedule A to this Agreement and provide any other information reasonably required by Bank in connection with this Agreement.

1.	Appointment as Agent and Custodian; Establishment of Account

Client hereby appoints Bank as its agent and custodian for and with respect to (i) such classes of shares of or other interests (collectively, “Shares”) in those money market mutual funds as Bank may from time to time make available for purchase by clients utilizing its institutional money market portal (“Portal”) and as may be acquired for Client pursuant to this Agreement (the “Portal Funds”), (ii) such cash or other good funds as may be remitted to Bank by or at the direction of Client for the purpose of purchasing such Shares or for the purpose of making deposits into Bank’s Institutional Trust Deposit Account (“ITDA”) or into MUFG Bank Interest Deposit Accounts (“MUFG Bank IDA”) with branches or subsidiaries of MUFG Bank, Ltd., Ltd. (“MUFG Bank”), or as may be received by Bank as distributions or redemption proceeds of such Shares or withdrawals from ITDA or MUFG Bank IDA from time to time (“Cash Items”), and (iii) such bond mutual funds, including ultra short bond mutual funds, as Bank may from time to time make available for purchase by clients utilizing the Portal and as may be acquired for Client pursuant to this Agreement (collectively “Bond Funds”), and (iv) such other assets, if any, as Bank may from time to time agree to maintain in the Account (“Other Assets”). Shares of Portal Funds, Cash Items, Bond Funds, and Other Assets are referred to collectively herein as the “Property”. Client may request that Bank maintain Other Assets in the Account by providing Bank with a written request. Client shall provide a written directive identifying such Other Assets and providing such other information relating to such Other Assets as Bank may request. All Property shall be credited to and maintained in the above-referenced account that is hereby established for Client by Bank (such account, together with any and all successors thereto, irrespective of whether such successors have a different account number, the “Account”). Bank shall have no duties or responsibilities with respect to the Property or the Account except as expressly set forth in this Agreement.

Client must deliver a properly completed and signed applicable tax certification to Bank prior to investing funds in the Account. In the case of a person that is a “United States person” within the meaning of Section 7701(a)(30) of the Code, an Internal Revenue Service Form W-9 (or applicable successor form). In the case of a person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code, the applicable Internal Revenue Service Form W-8 (or applicable successor form), which needs to be an original. The applicable Internal Revenue Service Form W-8 expires every three (3) years and will need to be replaced with another properly completed and signed original sent to Global Trust Services – Liquidity Portal Team, MUFG Union Bank, N.A., 350 California Street, Suite 2018, San Francisco, CA 94104. A new original Form W-8 and the applicable account number must be received by Bank prior to December 31, three (3) years from the date of the previously submitted form, or as applicable by law. Tax withholding may occur absent proper tax documentation.

© 2019 MUFG Union Bank, N.A. Member FDIC
(2019-01-04-2)

2.	Instructions Regarding the Account

All instructions, directions, and other Notices from Client to Bank in connection with the Account or this Agreement meeting the requirements of this Section 2 (“Instructions”), except as otherwise provided herein, shall be in writing, shall be binding on Client when given, and shall continue in force until revoked or modified by subsequent Instructions. As used herein, Instructions given in writing includes Instructions which may be electronically executed pursuant to the Federal Electronic Signatures in Global and National Commerce Act (ACT) delivered via: (a) e-mail instructions/communications with an affixed Adobe Digital Signature mark, (b) facsimile transmission or email with an imaged or scanned attachment (in portable document or similar format or other similar electronic transmission (receipt confirmed), or (c) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Bank, or another method or system specified by the Bank, as available for use in connection with its services hereunder (“Electronic Means”); provided, however, that Client shall provide to the Bank an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by Client , whenever a person is to be added or deleted from the listing. If Client elects to give the Bank Instructions using Electronic Means and the Bank in its discretion elects to act upon such Instructions, the Bank’s understanding of such Instructions shall be deemed controlling. Client understands and agrees that the Bank cannot determine the identity of the actual sender of such Instructions and that the Bank shall conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Bank have been sent by such Authorized Officer. Client shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Bank and that Client and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by Client. Pending receipt of written authority, Bank may in its absolute discretion at any time, accept orally transmitted instructions from Client provided Bank believes in good faith that the instructions are genuine and in such circumstance, Client shall promptly confirm such instructions in writing or by Electronic Means. Client will hold Bank harmless for the failure of Client to send confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or Bank’s failure to produce such confirmation at any subsequent time. Only those individuals as may be designated as described above are authorized to give instructions as described in this Agreement.

Bank is hereby authorized to accept Instructions concerning Client’s Account, or Property in the Account, through the Portal, without inquiry or investigation, including, but not limited to, orders for purchase, exchange or sale of Property. All orders must be placed, and purchases and sales made, in accordance with procedures established by Bank from time to time. Bank will not be required to act on any Instructions, including any orders for purchase, exchange or sale of Property, that are not completed in accordance with Bank’s requirements as to the content, the manner, and timeliness of delivery or that are not consistent with any applicable prospectus requirements.

Upon receipt of Instructions regarding the purchase, exchange or sale of Property, Bank will transmit such orders to the appropriate Providers and may, without liability, hold orders for purchase, exchange or sale transactions of Property with Providers, including Portal Funds and Bond Funds, that calculate their net asset values daily or at various times during the day for processing at the end of the Bank’s business day on which the information is input by Client. If Bank is notified by telephone of any errors in such information before transmission of an order to a Portal Fund or Bond Fund, Bank shall use its best efforts to correct such errors, in the manner directed by Client.

Client is solely responsible for monitoring the status of its orders. Orders that are transmitted and have a pending status are not considered accepted and confirmed.

Once an order is transmitted, Bank will use its best efforts to accommodate requests via telephone to cancel an order but does not guarantee that any such request will be honored by the participating Portal Fund or Bond Fund. Client acknowledges that any request to cancel an order will not be considered effective until it receives a confirmation from Bank. Client is responsible for the original order if Bank is unable to process a cancellation.

Any future-dated trade Instructions are subject to the following additional requirements and conditions:

(a)	Any future-dated purchase transaction must be fully funded no later than 3:00 p.m. Pacific Time on the intended settlement date of the purchase (the “Funding Deadline”);

(b)	Any amounts wired to fund a future-dated purchase transaction must be received by Bank prior to the Funding Deadline;

(c)	Bank assumes no obligations to fund any purchase price shortfalls as of the Funding Deadline in order to facilitate any future-dated trade; and

(d)	Bank is authorized to cancel, without liability, any future-dated trade that is not fully funded by the Funding Deadline.

© 2019 MUFG Union Bank, N.A. Member FDIC
(2019-01-04-2)

In order for Bank to process purchases and sales of Shares of Portal Funds that constitute offshore funds denominated in EUR or GBP, Client shall enter all trades one (1) business day in advance of settlement on or before the cutoff time. Execution of the trade and any redemption proceeds will be completed and sent on the second (2nd) succeeding business day.

Business Day 1-Trade Entered by Client

Client enters future dated trade on business day 1, by 2 PM PT (California).

Business Day 2-Trade Completed by Bank

Trade will be processed at the Portal Fund before cutoff time and/or redemption proceeds will be sent to Client once received from the Portal Fund.

If Client does not enter such trade by the cutoff time, Bank will use its best efforts to process the trade but does not guarantee that the trade will settle as Client has requested. If Bank is unable to complete such trade request, Bank will contact Client.

Bank may assume that any Instructions received in accordance with this Agreement are consistent with the provisions of organizational documents of the Client or of any vote, resolution or proceeding of the Client’s board of directors or the Client’s shareholders, unless and until Bank receives written instructions to the contrary. The Bank shall not be liable for any losses, costs or expenses arising directly or indirectly from the Bank’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. Client agrees: (i) to assume all risks arising out of the use of Electronic Means to submit Instructions to the Bank, including without limitation the risk of the Bank acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Bank and that there may be more secure methods of transmitting Instructions than the method(s) selected by Client ; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Bank immediately upon learning of any compromise or unauthorized use of the security procedures. Bank is authorized to accept and rely upon all Instructions, notices, or other communications required under this Agreement from Client via the Portal. Client may give, and Bank may accept, oral Instructions on an exception basis. Bank, without liability, may rely upon and act in accordance with any Instruction that Bank, using ordinary care, believes has been given by Client. Bank will incur no liability to Client or otherwise as a result of any act or omission by Bank in accordance with Instructions on which Bank is authorized to rely pursuant to the provisions of this paragraph. Bank may at any time request Instructions from Client and may await such Instructions without incurring liability. Bank has no obligation to act in the absence of such requested Instructions, but may without liability take any action that it deems appropriate to carry out the purposes of this Agreement. All Instructions are effective upon their receipt by Bank at the address set forth in this Agreement.

3.	Execution of Property Transactions; Maintenance of Financial Assets

3.1 Purchase and Redemption of Shares or Other Property. Subject to the terms and conditions hereof, Bank will execute on behalf of Client, and will credit or debit the Account for, purchases, exchanges, withdrawals, redemptions and other dispositions of Property promptly following receipt by Bank of Instructions from Client directing Bank to do so. Bank shall have no obligation to execute any transaction for the Account unless it receives Instructions from Client to do so. Without limitation of the foregoing, Bank shall have no obligation to execute any purchase or exchange transaction unless the Account contains good funds sufficient to cover the requested transaction, and Bank shall have no obligation to distribute to Client any or all of the proceeds of any redemption or other disposition unless good funds representing such proceeds have been credited to the Account.

3.2 Account Non-Discretionary. Client shall have sole responsibility for all investment decisions with respect to the Shares and any and all other Property held in the Account. Bank shall have no duty or obligation to review, or to make recommendations for, the investment and reinvestment of any of the Property held in this Account, including uninvested cash.

3.3 Use of Nominees and Securities Depositories. Bank may hold all Property credited to the Account in the name of its nominee and may maintain financial assets corresponding to such Property with any securities depository in which such Property is eligible to be deposited or with other intermediaries regularly utilized by Bank for such purpose in accordance with reasonable commercial standards. Bank may also maintain financial assets corresponding to Shares in one or more omnibus accounts directly maintained by Bank for its clients with the issuing Portal Funds or Bond Funds and may maintain deposits in ITDA or MUFG Bank IDA in omnibus accounts in the name of the Bank for the benefit of its customers.

© 2019 MUFG Union Bank, N.A. Member FDIC
(2019-01-04-2)

4.	Collections

4.1 Payments of Income and Principal. Bank will make commercially reasonable efforts to collect all payments of dividends, interest or other distributions on the Property and all returns of principal or capital when paid. All such amounts shall be credited to the Account on the date actually received by Bank.

4.2 Limitation on Collection Obligations. Bank shall be under no obligation or duty to take any action to effect collection of any amount payable with respect to any Property if such payment is in default or is refused after due demand.

5.	Charges and Credits to the Account

5.1 Charging the Account. Bank is authorized to charge the Account for any and all expenses incurred by Bank in administering the Account, as well as for the funds necessary for Bank to execute or settle any transaction in or for the Account, including without limitation any purchase, exchange, redemption or other disposition of Portal Fund Shares, Bond Fund Shares, or other Property. Bank shall have no duty to make any purchases, exchanges, or disbursements, or to incur any expenses, unless good funds in the amounts necessary to effect such transactions are available in the Account. Notwithstanding the foregoing, however, in the event that Bank incurs any liability, loss, fees, costs or expenses due to the insufficiency of available funds in the Account, Client shall reimburse Bank for the amount thereof immediately upon demand by Bank.

5.2 Provisional Credits to Account. Bank may, in its sole discretion, whether as a matter of bookkeeping convenience or otherwise, credit the Account with Portal Fund Shares, Bond Fund Shares, or other Property prior to the Bank’s actual receipt thereof and may credit the Account with the proceeds from any sale, redemption or other disposition of Property or for any interest, dividends or other distributions payable (or believed by Bank to be payable) in respect of Property prior to Bank’s actual receipt of final payment therefore or Bank may make an overpayment to an Account due to valuation variances with a Portal Fund or Bond Fund. All such credits shall be provisional until the Bank’s actual receipt of such Shares or other Property or final payment and may be reversed by Bank at any time to the extent that Shares or other Property or final payment has not been received by Bank or a final valuation varies from the valuation used by Bank. Payment with respect to a transaction will not be final until Bank shall have received immediately available funds that, under applicable law, rule and/or practice, are irreversible and not subject to any security interest, levy or other encumbrance, and which are specifically applicable to such transaction. In the event that Bank permits any amount provisionally credited to the Account to be withdrawn, Client shall repay any such withdrawn amount immediately upon demand by Bank.

5.3 Advance of Funds. Bank may in its sole discretion advance funds to or for the benefit of the Account in connection with the settlement of securities transactions or if there is an overdraft in an Account for any reason, including without limitation, overdrafts incurred in connection with the settlement of Property in the Account including transactions, maturity or income payments or funds transfers or if an overpayment shall have been made to an Account due to valuation variances. Client agrees to reimburse Bank immediately upon demand for the amount of the advance or overdraft or overpayment and any related expenses and, if applicable, any fees in effect at the time of the overdraft.

5.4 Liability of Client; Obligation to Repay Provisional Credits and Advances. Client acknowledges and agrees that Client will be personally liable to Bank for any amounts chargeable to the Account or payable or reimbursable to Bank in connection with the Account or under this Agreement (including without limitation any deficiency in the Account whether due to the reversal of provisional credits or otherwise), together with interest on any such amounts from the date such payment or reimbursement is due (or in the case of any advance of funds pursuant to Section 5.3, from the date of such advance) until fully paid at the overdraft rate ordinarily charged by Bank to its institutional clients, as such rate may be adjusted from time to time.

5.5 Security Interest. As security for the payment of all liabilities or indebtedness presently outstanding or to be incurred in connection with the Account or under this Agreement, Client grants Bank a security interest in the Account and any and all Property now or hereafter credited thereto. In enforcing such security interest, Bank shall have the discretion to determine the amount, order and manner of Property to be sold and shall have all the rights and remedies available to a secured party under the Uniform Commercial Code in the State of California (“UCC”). Without Bank’s prior written consent, Client will not cause or allow any of the Property to be or become subject to any liens, security interests or other encumbrances of any nature other than those in favor of Bank. Without limitation of the foregoing, Bank shall also have the right to utilize any cash or other Property in the Account in order to obtain reimbursement hereunder and to setoff Bank’s obligations with respect to any deposits or credit balances in the Account against any obligation of Client hereunder.

© 2019 MUFG Union Bank, N.A. Member FDIC
(2019-01-04-2)

6.	Proxies and Corporate Literature; Fund Disclosure Documents

6.1 Proxies and Corporate Literature. Bank shall forward to Client at its notice address as provided below all proxies and accompanying material issued by any Portal Fund or Bond Fund and actually received by Bank. Bank shall have no duty to forward or to retain any other corporate material received in connection with the Account unless Bank is required to do so by law.

6.2 Electronic Delivery. Client consents to the delivery of all prospectuses and statements of additional information for the Portal Funds and Bond Funds, and all updates and supplements thereto via the Portal.

7.	Statements and Confirmations

7.1 Statements. Account statements will be available to Client on Bank’s Online Trust & Custody (“OTC”) product. Statements are available to Client online electronically on a monthly basis. Such statements will show all income and principal transactions, cash positions, and a list of assets showing market values, if such values are readily available from a nationally recognized pricing service regularly utilized by the Bank; otherwise assets will be reflected at such nominal value as Bank shall determine using its customary procedures. Bank shall have the right to rely on the prices quoted by its pricing services, and shall have no obligation to question the accuracy of the valuation provided by any such service. Client may object to any such statement within seven (7) days of its receipt, and if no written objections are received within the seven (7) day period, such statement of Account shall be deemed approved. Client acknowledges and agrees that paper statements will not be mailed and that Bank’s online statements and other related online communications will satisfy all of Bank’s existing legal and contractual obligations to provide statements, reports, and confirmations with respect to this Account.

7.2 Confirmations. Client trade confirmations will be available on the Portal with respect to Account transactions in the Account. Written confirms are available upon request at no additional cost

8.	Disclosures Relating to Portal Funds, Bond Funds, ITDA, and MUFG Bank IDA

8.1 Trade Restrictions and Other Terms Applicable to Portal Funds and Bond Funds. Portal Funds or Bond Funds may reserve the right at any time to reject or cancel any purchase order in whole or in part and, in the case of Portal Funds, may impose redemption fees, liquidity fees and redemption gates. Portal Funds or Bond Funds also may at any time impose restrictions or conditions on short-term trading or on purchases or exchanges or redemptions that the Portal Fund or Bond Fund considers to be disruptive or excessive as stated in the fund’s prospectus. Client acknowledges and agrees to the foregoing and that Bank is not responsible for any losses, transaction failures, fees or other charges imposed by or resulting from any restrictions or conditions imposed by any Portal Fund or Bond Fund, or from any other decision or action by a Portal Fund or Bond Fund, including a Portal Fund’s or Bond Fund’s decision to reject or cancel any purchase, exchange or sale order in whole or in part, and in the case of a Portal Fund, also including a Portal Fund’s deduction of liquidity fees or implementation of redemption gates.

Client acknowledges that an offshore Portal Fund may take action to stabilize its net asset value when its net investment income on any business day is negative. Such action could result in Client experiencing a reduction in the value of its holdings in the Portal Fund. For example, a Portal Fund could cancel a portion of outstanding shares, in which case a Client holding shares of that Portal Fund would own fewer shares without receiving any redemption proceeds relating to that reduction. Client could continue to suffer losses as long as a negative yield persists.

Client acknowledges that certain Portal Funds with variable net asset values certain Bond Funds and may impose liquidity fees and redemption gates. Client acknowledges that investment in Portal Funds with variable net asset values and certain Bond Funds may result in capital gains or losses, that liquidity fees reduce redemption proceeds, and that redemption gates restrict access to certain Portal Fund and Bond Fund Shares. Client acknowledges that certain Portal Funds with variable net asset values and certain Bond Funds will calculate the net asset value of their Shares multiple times each day, and that Bank may not be able to transmit orders received from Client to a Portal Fund or Bond Fund before the next calculation of net asset value. Client acknowledges that Bank will act at a Portal Fund’s of Bond Fund’s direction with respect to liquidity fees and/or redemption gates, and that such direction may include requiring the rejection or re-confirmation of certain trades-Client acknowledges that Bank may not be able to give Client notice that an order is subject to a liquidity fee and/or redemption gate before an order is processed.

© 2019 MUFG Union Bank, N.A. Member FDIC
(2019-01-04-2)

8.2 Terms and Conditions of MUFG Bank IDA. Additional terms and conditions are set forth in the MUFG Bank IDA Disclosure available on the Portal, which are incorporated herein by reference. Client acknowledges and agrees to the foregoing and that Bank is not responsible for any losses, transaction failures, fees or other charges imposed by or resulting from any restrictions or conditions imposed by MUFG Bank on any deposit to or withdrawal from MUFG Bank IDA or from any other decision or action by MUFG Bank with respect to MUFG Bank IDA. Client acknowledges that the MUFG Bank IDA is not insured by the FDIC, CDIC, or any other governmental or private program.

9.	Compensation As Agent

Bank shall receive no direct compensation from Client for acting as agent and custodian with respect to the Portal Funds and Bond Funds held in the Account or with respect to amounts deposited into ITDA or MUFG Bank IDA. However, Bank will be entitled to receive compensation with respect to any other Property held in the Account in accordance with such fee schedule as Bank may provide to Client in connection with any agreement by Bank to hold such other Property in the Account.

10.	Mutual Fund and MUFG Bank IDA Disclosure Statement

10.1 Bank Servicing Agreements. Bank has entered into agreements with certain of the Portal Funds and Bond Funds under which Bank may perform shareholder sub-accounting or other services and pursuant to which Bank may be paid a portion of the management fee collected by the funds. Bank may be paid compensation up to fifty (50) basis points per annum of the average daily fund balance held by the fund, as further described in each fund’s prospectus or statements of additional information. Of this maximum amount, compensation under 12b-1 plans and shareholder servicing arrangements does not exceed twenty five (25) basis points, excluding that received for the following types of services which are not subject to the twenty five (25) basis point cap: (i) transfer agent or sub-transfer agent services; (ii) aggregating and processing purchase and redemption orders; (iii) providing account statements showing transactions and fund positions; (iv) processing dividend payments; (v) providing sub-accounting services; (vi) forwarding fund communications, including proxies, shareholder reports, dividend and tax notices, and updated prospectuses; and (vii) receiving, tabulating and transmitting proxies. In addition, the Bank may receive compensation for its services from a fund distributor or fund affiliate out of its own resources, as further described in each fund’s prospectus.

Bank’s ultimate parent company, Mitsubishi UFJ Financial Group, Inc. (“MUFG”) beneficially owns up to 24.9% of the common stock of Morgan Stanley and is represented by two (2) seats on the Morgan Stanley Board of Directors. Funds offered by Morgan Stanley are among the funds Bank makes available to its clients. By directing Bank to use a Morgan Stanley fund there may be some indirect benefit to MUFG.

10.2 Arrangements with MUFG Bank. The Bank, through its holding company, MUFG Americas Holdings Corporation, is a wholly-owned subsidiary of MUFG Bank. MUFG Bank has agreed to pay compensation to the Bank based on the aggregate amount of deposits held in the MUFG Bank IDA account. Such compensation does not affect the rate of interest paid by MUFG Bank to Client on MUFG Bank IDA deposits.

10.3 Client Consent and Acknowledgment. Client consents to and acknowledges the Bank’s receipt of the fees described in Sections 10.1 and 10.2. Client acknowledges having read the foregoing, and understands that the Bank will rely on such consent and on the enabling statutes and regulations which govern the Account in the use of Portal Funds and Bond Funds paying the Bank fees for its services and compensation paid by MUFG Bank with respect to MUFG Bank IDA deposits.

© 2019 MUFG Union Bank, N.A. Member FDIC
(2019-01-04-2)

11.	Sanctioned Persons

11.1 Client hereby represents and warrants that neither it nor any of its subsidiaries nor, to the knowledge of Client any affiliate or any director, officer, agent or other Person acting on behalf of Client (i) is a Sanctioned Person, (ii) has any business affiliation or commercial dealings with, or investments in, any Sanctioned Country or Sanctioned Person or (iii) is the subject of any action or investigation under any Sanctions Laws or Anti-Money Laundering Laws. In addition, Neither Client nor any of its subsidiaries nor, to the knowledge of Client, any affiliate or any director, officer, agent or other Person acting on behalf of Client has taken any action, directly or indirectly, that would result in a violation by such persons of Anti-Corruption Laws; and Client has instituted and maintains policies and procedures designed to ensure continued compliance therewith.

11.2 For the purpose of the foregoing: “Sanctioned Person” means, at any time, any Person (a) that is listed on the Specially Designated Nationals and Blocked Persons list or the Consolidated Sanctions list maintained by OFAC, or any similar list maintained by OFAC, the U.S. Department of State or the United Nations Security Council; (b) that is fifty-percent or more owned, directly or indirectly, in the aggregate by one or more Persons described in clause (a) above; (c) that is operating, organized or resident in a Sanctioned Country or (d) with whom a U.S. Person is otherwise prohibited or restricted by Sanctions Laws from engaging in trade, business or other activities, “Sanctions Laws” means the laws, rules, regulations and executive orders promulgated or administered to implement economic sanctions or anti-terrorism programs by (a) any U.S. Governmental Authority (including, without limitation, OFAC), including Executive Order 13224, the Patriot Act, the Trading with the Enemy Act , the International Emergency Economic Powers Act and the laws, regulations, rules and/or executive orders relating to restrictive measures against Iran; and (b) the United Nations Security Council or any other legislative body of the United Nations. “Sanctioned Country” means a country or territory that is or whose government is subject to a U.S. sanctions program that broadly prohibits dealings with that country, territory or government and “Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, and the rules and regulations promulgated thereunder, and all other laws, rules, and regulations of any jurisdiction applicable to Client or any of its subsidiaries concerning or relating to bribery or corruption.

12.	Limited Power of Attorney

Bank is hereby granted a limited power of attorney by Client to execute on Client’s behalf any declarations, endorsements, assignments, stock or bond powers, affidavits, certificates of ownership, or other documents required (1) to effect the sale, transfer, or other disposition of Property held in the Account, (2) to obtain payment with respect to Property held in the Account, or (3) to take any other action required with respect to the Property held in the Account, and in the Bank’s own name to guarantee as Client’s signature any signature so affixed.

13.	Notices

13.1 Mailing of Notices. Except as otherwise provided herein, all notices, requests, demands, and other communications under this Agreement shall be signed and in writing, may be delivered by personal service or U.S. first class mail postage prepaid or via fax, email with an imaged or scanned attachment (such as a PDF) or similar electronic transmission, and shall be deemed as having been duly given on the date of service, if served personally on the party to whom notice is to be given, or on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given and properly addressed as indicated in Schedule A. Signatures delivered via fax, email or similar electronic transmission shall be effective as original signatures in binding the parties and shall be effective upon receipt. For purposes of providing the notices contemplated by this Section, the following information must be utilized:

Client:	Bank:
Fax:	Fax: 619-230-7608
Email Address: sks@triplepointcapital.com	Email Address: mmportal@unionbank.com

13.2 Change of Address. Any party may change the address at which notice may be given by giving ten (10) days prior written notice of such change to the other party. Change of address should be sent to Bank at the address indicated below.

MUFG Union Bank, N.A.

Global Trust Services – Liquidity Custody Services

350 California Street, 17th Floor

San Francisco, CA 94104

© 2019 MUFG Union Bank, N.A. Member FDIC
(2019-01-04-2)

14.	Limitation on Liability of Bank; Indemnification

14.1 Limitation of Liability. Bank shall not be liable for any losses, costs, damages, liabilities, demands, claims expenses, attorneys’ fees or taxes (collectively, “Losses”) incurred by or asserted against the Client, except those Losses resulting solely from Bank’s own gross negligence or willful misconduct. Bank shall have no liability whatsoever for the action or inaction of any nominee or securities depository or MUFG Bank in connection with MUFG Bank IDA deposits, except in each such case to the extent such action or inaction is a direct result of the Bank’s failure to fulfill its duties hereunder. Client is solely responsible for all commands, limits, and Instructions issued or established through the Compliance Module (as defined in Section 25) and the Dual Auth Module (as defined in Section 26). Client acknowledges and assumes all risk and Losses arising out of its use and performance of the Compliance and Dual Auth Modules and acknowledges that all commands and Instructions issued by Client are at its sole risk. Client acknowledges and understands the limits of the Compliance and Dual Auth Modules described in the consent agreement in the legal section on the about Union Bank MoneyPort page at www.unionbank.com. Client assumes all responsibility for any unauthorized use of Compliance Module and of the Dual Auth Module and any unauthorized approvals submitted via the Dual Auth Module. Bank has no liability or responsibility for Losses relating to any of Client’s direct or indirect uses of the Compliance Module, including, but not limited to, investment decisions, regulatory filings, or other uses made in reliance upon the Compliance Module by Client. For purposes of this Section 14.1, “Client” shall mean Client, its agents, consultants, subcontractors, and others who have access to information derived or generated from the Compliance Module. In no event shall Bank be liable to the Client or any third party for special, indirect or consequential damages, or lost profits arising in connection with this Agreement, nor shall Bank be liable for: (i) acting in accordance with Instructions actually received by Bank and reasonably believed by Bank to be given by an Authorized Person; (ii) the insolvency of any nominee or securities depository, or (iii) any action taken by or upon the instruction of a Portal Fund or Bond Fund.

14.2 Indemnification. As additional consideration for the Bank’s acceptance of the Account and Bank’s agreement to act as Client’s custodian and agent, Client agrees to indemnify, and hold Bank, its officers, directors, employees, agents, successors, and assigns harmless from and against any and all Losses (other than those based on Bank’s net income) arising out of or in connection with this Agreement, or out of any actions of Client, or Client’s agents including, without limitation, any and all transactions effected by Bank hereunder including without limitation purchases, redemptions or other disposition of Portal Fund or Bond Fund Shares; any investment or deposit in or withdrawal of funds from ITDA or MUFG Bank IDA; any debits, provisional credits, advances, charges, fees or other obligations in the Account; all actions, commands, limits and Instructions related to the use of the Compliance Module and/or the Dual Auth module; and Bank’s acting in accordance with any payment Instructions provided by Client or Client’s agents, that are not determined to have been caused by Bank’s gross negligence or willful misconduct.

14.3 Force Majeure. Bank shall not be required to maintain any special insurance for the benefit of Client and shall not be liable or responsible for any loss, damage, expense, failure to perform, or delay caused by accidents, strikes, fire, flood, war, riot, terrorist act, electrical or communication line or facility failures, acts of third parties (including, without limitation, any messenger, telephone, or delivery services), acts of God, government action, civil commotion, earthquake, or other casualty or disaster or any other cause or causes that are beyond Bank’s reasonable control.

14.4 Survival of Provisions. The provisions of this Section 14 shall survive the termination of this Agreement and shall be binding upon each party’s successors, assigns, heirs, and personal representatives.

15.	Amendment and Termination of Agreement

15.1 Amendment. This Agreement may be amended only by a written agreement executed by Bank and Client. Bank may from time to time amend service provisions under separate notice within thirty (30) days of written notice. Client will be deemed to accept terms if no written objection is received by Bank within the 30-day period.

15.2 Termination. This Agreement may be terminated upon thirty (30) days written notice from one party to the other. Upon termination, Bank shall have a reasonable amount of time to transfer the Property held in the Account in accordance with the written instructions of Client or the person or entity legally entitled to receive such Property. Bank’s fees and costs related to termination, including without limitations, costs for shipping securities and other Property held in the Account, and costs of re-registering securities, generating reports, and accounting for disposition of cash shall be charged to the Account.

© 2019 MUFG Union Bank, N.A. Member FDIC
(2019-01-04-2)

16.	Entire Agreement

This Agreement constitutes the entire Agreement among the parties. All previous agreements and instructions whether written or oral, between the Bank and Client are hereby superseded. In the event of a conflict between the terms and conditions of this Agreement and any Schedule attached hereto, the terms and conditions of this Agreement will control.

17.	Governing Law

This Agreement shall be governed by, and construed under, the laws of the State of California.

18.	Confidentiality

All non-public information and advice furnished by either party to the other shall be treated as confidential and will not be disclosed to third parties unless required by law, except Bank may disclose (a) the identity of Client as a client or client reference of Bank; (b) any information to any government regulator of Bank or its affiliated entities and (c) any information to Bank’s affiliated entities and product and service providers to the extent necessary to provide the financial products and services under this Agreement.

19.	Effective Date

This Agreement shall be effective upon the date it is accepted by Bank as indicated below.

20.	Severability

In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions shall not in any way be affected thereby.

21.	Assignment

This Agreement shall extend to and shall be binding upon the parties hereto and their respective successors and permitted assigns; provided, however, that this Agreement shall not be assignable by Client without the prior written consent of Bank.

22.	Counterparts

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

23.	Wire Transfer

All electronic funds transfers in connection with this Agreement (including those made using Fed wire or any other funds transfer system and internal and international funds transfers) into and out of the Account are subject to the terms set forth in the Master Funds Transfer Agreement and Security Procedures Form 02491-TR and Schedule A hereto. Client may add or delete Authorized Persons by sending a properly authorized written notice to Bank. Bank will act on Client’s request within a reasonable time after receiving that notice.

24.	Online Trust & Custody

The Client may utilize the Bank’s OTC product to access online account statements and other account information through the Bank’s web site located at www.unionbank.com subject to the terms and conditions contained at said website.

25.	Investment Monitoring Compliance Module

Client hereby accepts Bank’s investment monitoring compliance module (the “Compliance Module”) functionality. The Compliance Module will permit Client to monitor and impose limitations on investment activity within its Portal Account and establish corresponding actions in connection with violations of any imposed limitations. Client has the sole responsibility to establish all limits and corresponding actions. Bank agrees to provide the Compliance Module to Client under the terms set forth in the consent agreement in the legal section on the about Union Bank MoneyPort page at www.unionbank.com.

© 2019 MUFG Union Bank, N.A. Member FDIC
(2019-01-04-2)

26.	Dual Authorization Module

Client hereby accepts Bank’s dual authorization module (the “Dual Auth Module”) functionality. The Dual Auth Module will permit Client to allow for a second approval before a trade can be forwarded for processing to the Portal Account. Client has the sole responsibility to establish all necessary Traders and Authorized Persons as indicated on Schedule A. Bank agrees to provide the Dual Auth Module to Client under the terms set forth in the consent agreement in the legal section on the about Union Bank MoneyPort page at www.unionbank.com.

27.	Unlawful Internet Gambling Enforcement Act of 2006

The Unlawful Internet Gambling Enforcement Act of 2006 (“UIGEA”) prohibits the transfer of funds from a financial institution to an internet gambling site. The UIGEA defines restricted transactions as those prohibited under applicable federal, state, or tribal gambling laws. Restricted transactions are prohibited from being processed through Client’s account or relationship.

Please select one of the following options:

☒ Client is not an internet business and does not process payments for third parties. As such, there is very minimal risk that Client is or will ever be involved in internet gambling, whether lawful or unlawful.

☐ Client conducts the business(es) selected below:

☐ Internet business

☐ Gaming

☐ Gambling related entities

☐ Entertainment (including, but not limited to hotels and motels, amusement parks, recreational facilities, and entertainment and production companies)

☐ 3rd party payment processors, including ACH payment processors and payment senders

EXECUTION OF AGREEMENT:

Client Entity:

TriplePoint Venture Growth BDC Corp.

Organization Name

10/5/2020
Authorized Client Signature	Date

Authorized Client Signature	Date

ACCEPTED:

MUFG Union Bank, N.A.

By:
	Relationship Manager	Date

By:
	Vice President	Date

© 2019 MUFG Union Bank, N.A. Member FDIC
(2019-01-04-2)